EXHIBIT 1.A.  (5)(B): FORM OF RIDERS TO THE POLICY


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                           WAIVER OF SURRENDER CHARGES
                    FOR HOSPITAL AND NURSING HOME CONFINEMENT

All surrender charges will be waived if the owner of this policy is confined at the recommendation of a physician for medically necessary reasons for at least 30 consecutive days to:

    (a) a hospital licensed or recognized as a general hospital by the proper authority of the state in which it is located; or
    (b) a hospital recognized as a general hospital by the Joint Commission on the Accreditation of hospitals; or
    (c) a place certified as a hospital by Medicare; or
    (d) a nursing home licensed by the state having a registered nurse on duty 24 hours a day; or
    (e) a place certified by Medicare as a long term care facility.

YOU MUST PROVIDE PROOF OF CONFINEMENT AND REQUEST THE WITHDRAWAL OF ALL OR ANY PORTION OF YOUR ACCUMULATED VALUES FREE OF SURRENDER CHARGES WITHIN 91 DAYS OF THE LAST DAY OF CONFINEMENT.

                                        United of Omaha Life Insurance Company

                                         /S/ John W. Weekly
                                         President and Chief Executive Officer



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                     UNITED OF OMAHA LIFE INSURANCE COMPANY

                        WAIVER OF SURRENDER CHARGES RIDER


This rider is made a part of the policy to which it is attached. It is subject to all of the policy provisions that are not inconsistent with the rider provisions. The rider is effective as of the policy's date of issue. It ends when the policy ends or on the policy anniversary next following the Insured's 100th birthday, whichever occurs first.


THE FOLLOWING PROVISIONS ARE HEREBY ADDED TO THE POLICY:


WAIVER OF SURRENDER CHARGES

We will waive surrender charges if:

    (a) you request a partial withdrawal or a cash surrender under the following conditions; and
    (b) you qualify as described below.

DEATH OF SPOUSE OR MINOR DEPENDENT - We will waive withdrawal charges for one withdrawal of a percentage of the Accumulation Value. For the death of a spouse the percentage is 50% of the Accumulation Value as of the date of withdrawal. For the death of a minor dependent the percentage is 25% of the Accumulation Value as of the date of withdrawal. The withdrawal must be made within six months of your spouse's or minor dependent's death. You must submit a certified copy of the death certificate or other proof of death satisfactory to us.

You may exercise this waiver only once for a spouse and once for each minor dependent. In each policy year no more than 50% of the Accumulation Value as of the date of the first withdrawal that policy year may be withdrawn without a surrender charge pursuant to this waiver.

DISABILITY - We will waive surrender charges if you send us a copy of the form or letter showing approval of your claim for social Security Disability Benefits. We may also ask for proof of continued disability through the date of the partial withdrawal or cash surrender. We reserve the right to have you examined by a doctor of our choice, at our expense.

We will not accept any additional premium payments after you exercise this waiver.

You do not qualify for this waiver if you are receiving Social Security Disability Benefits on the policy's date of issue. You no longer qualify for this waiver on or after your 65th birthday.

ORGAN TRANSPLANT - We will waive surrender charges if you undergo transplant surgery as an organ donor or recipient for the following body organs:

    (a) heart;
    (b) liver;
    (c) lung;
    (d) kidney;
    (e) pancreas; or
    (f) bone marrow (recipient only).

Within 91 days of your surgery you must submit a letter from a licensed physician other than an owner or insured under this policy. The letter must state that you have undergone transplant surgery for any of the organs listed above. We reserve the right to have you examined by a physician of our choice at our expense. You may exercise this waiver only once per transplant surgery.

We will not accept any additional premium payments after you exercise this waiver.

RESIDENCE DAMAGE - We will waive surrender charges if your primary residence suffers physical damage in the amount of $50,000 or more. You must submit a certified copy of a licensed appraiser's report, stating the amount of the damage. The certified copy must be submitted within 91 days of the date of the appraiser's report. We reserve the right to obtain a second opinion by having your residence inspected by a licensed appraiser of our choice at our expense. We may rely upon our appraiser's opinion. This waiver may be exercised only once.

TERMINAL ILLNESS - We will waive surrender charges if you are diagnosed as having a terminal illness. A terminal illness is a medical condition that, with a reasonable degree of certainty, will result in your death within 12 months or less. You must send us a written statement from a licensed physician other than an owner or insured under this policy. We reserve the right to have you examined by a physician of our choice, at our expense.

We will not accept any additional premium payments after you exercise this waiver.

You do not qualify for this waiver if you are diagnosed as having a terminal illness prior to or on this policy's date of issue.

UNEMPLOYMENT - We will waive surrender charges if you send us a determination letter from the Department of Labor of the state where you live. The letter must state that you have received unemployment benefits for at least 60 consecutive days. You may exercise this waiver only once.

You do not qualify for this waiver if you are receiving unemployment benefits on this policy's date of issue.

                                         United of Omaha Life Insurance Company

                                           /s/ John W. Weekly
                                          President and Chief Executive Officer